    As filed with the Securities and Exchange Commission on October 15, 1997
                                         Registration Statement No. 333-________
================================================================================
                      SECURITIES AND EXCHANGE COMMISSION
                            WASHINGTON, D.C. 20549
                            ______________________

                                   FORM S-3
                            ______________________

            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                            ______________________

                         SATCON TECHNOLOGY CORPORATION
            (Exact name of registrant as specified in its charter)
                            ______________________
      DELAWARE                                         04-2857552
(State or other jurisdiction                (I.R.S. Employer Identification No.)
of incorporation or organization)

                               161 FIRST STREET
                     CAMBRIDGE, MASSACHUSETTS  02142-1221
                                (617) 661-0540
                       (Address, including zip code, and
                    telephone number, including area code,
                           of registrant's principal
                              executive offices)
                             ______________________

                              DAVID B. EISENHAURE
          PRESIDENT, CHIEF EXECUTIVE OFFICER AND CHAIRMAN OF THE BOARD
                         SATCON TECHNOLOGY CORPORATION
                                161 FIRST STREET
                      CAMBRIDGE, MASSACHUSETTS  02142-1221
                                 (617) 661-0540
                    (Name, address, including zip code, and
                     telephone number, including area code,
                             of agent for service)

                                    COPY TO:

                             JEFFREY N. CARP, ESQ.
                               HALE AND DORR LLP
                                60 STATE STREET
                          BOSTON, MASSACHUSETTS 02109
                                 (617) 526-6000

     APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC: AS SOON AS PRACTICABLE AFTER THIS REGISTRATION STATEMENT BECOMES EFFECTIVE.

     If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [_]


     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

     If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-_______.

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_] 333-__________.


     If delivery of the Prospectus is expected to be made pursuant to Rule 434,
please check the following box.   [_]

                            ______________________

                        CALCULATION OF REGISTRATION FEE

===============================================================================================================================
                                                               Proposed         Proposed
         Title of Each Class of                Amount          Maximum           Maximum
      Securities to be Registered               to be       Offering Price      Aggregate           Amount of
                                             Registered        Per Share     Offering Price      Registration Fee

-------------------------------------------------------------------------------------------------------------------------------
Common Stock, $.01 par value per share        303,882 (1)     $13.25 (2)      $4,026,437 (2)          $1,221
-------------------------------------------------------------------------------------------------------------------------------

(1) Consists of 151,941 shares of Common Stock issuable upon exercise of warrants at an exercise price of $8.25 per share and 151,941 shares of Common Stock issuable upon exercise of redeemable warrants at an exercise price of $11.55 per share.

(2) Estimated solely for purposes of calculating the registration fee pursuant to Rule 457(c) under the Securities Act and based upon the average of the high and low prices on the Nasdaq National Market on October 8, 1997.

                            ______________________

     THE COMPANY HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE COMPANY SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A), SHALL DETERMINE.
================================================================================

                                                Filed pursuant to Rule 424(b)(3)
                                                      Registration No. 333-37921

PROSPECTUS (AMENDING PROSPECTUS
DATED OCTOBER 22, 1997)


                         SATCON TECHNOLOGY CORPORATION

                         303,882 SHARES OF COMMON STOCK

                             _____________________

     This prospectus covers the offer and sale (the "Offering") of 303,882 shares of common stock, $.01 par value per share (the "Common Stock"), of SatCon Technology Corporation (the "Company"), issuable upon exercise of warrants by certain warrantholders of the Company (the "Selling "Securityholders"). See "The Selling Securityholders."

     An aggregate of 151,941 shares of Common Stock that may be sold in the Offering are issuable upon exercise of warrants (the "Purchase Warrants"), at an exercise price of $8.25 per share, issued by the Company to the underwriter (the "Underwriter") in connection with the Company's initial public offering in November 1992 (the "IPO"). The remaining 151,941 shares of Common Stock that may be sold in the Offering are issuable upon exercise of redeemable warrants (the "Redeemable Warrants" and, together with the Purchase Warrants, the "Securities"), at an exercise price of $11.55 per share, issued by the Company to the Underwriter in connection with the Company's IPO. Subsequent to the IPO, the Securities were assigned to the Selling Securityholders.

     The Company will not receive any of the proceeds from the sale of the Securities covered by this Prospectus. The Company will bear all costs (excluding fees and expenses of the Selling Securityholders' counsel and any underwriting or selling commissions), fees and expenses incurred in effecting the registration of the Securities covered by this Prospectus, including, without limitation, the Company's legal and accounting fees, printing expenses, blue sky fees and expenses.

     The Securities covered by this Prospectus may be sold from time to time by the Selling Securityholders, or by their pledgees, donees, transferees or other successors in interest, in the over-the-counter market, through the writing of options on the Securities, in ordinary brokerage transactions, in negotiated transactions, or otherwise, at market prices prevailing at the time of sale or at negotiated prices. See "Plan of Distribution."

     The Selling Securityholders and intermediaries through whom the Securities are sold may be deemed "underwriters" within the meaning of the Securities Act of 1933, as amended (the "Securities Act"), with respect to the Securities offered hereby, and any profits realized or commissions received may be deemed underwriting compensation. The Company and the Selling Securityholders have agreed to certain indemnification arrangements with respect to the Offering. See "Plan of Distribution."

     The Company's Common Stock is traded on the Nasdaq National Market under the symbol "SATC." On November 5, 1997, the closing sale price of the Common Stock on the Nasdaq National Market was $11.375 per share.

                             ______________________

              THE SECURITIES OFFERED HEREBY INVOLVE A HIGH DEGREE
               OF RISK.  SEE "RISK FACTORS" BEGINNING ON PAGE 6.
                             ______________________

         THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE
           SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES
          COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR
            ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY
             OR ADEQUACY OF THIS PROSPECTUS.  ANY REPRESENTATION TO
                      THE CONTRARY IS A CRIMINAL OFFENSE.
                             _____________________

               The date of this Prospectus is November 6, 1997.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports, proxy statements and other information with the Securities and Exchange Commission (the "Commission"). Such reports, proxy statements and other information may be inspected and copied at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549 and at the Commission's regional offices located at Seven World Trade Center, Suite 1300, New York, New York 10048, and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661. Copies of such materials also may be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. In addition, the Company is required to file electronic versions of these documents through the Commission's Electronic Data Gathering, Analysis and Retrieval system (EDGAR). The Commission maintains a World Wide Web site at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the Commission.

     The Company has filed with the Commission a Registration Statement on Form S-3 (together with all amendments, supplements, exhibits and schedules thereto, the "Registration Statement") under the Securities Act, with respect to the Securities offered hereby. This Prospectus does not contain all of the information set forth in the Registration Statement, as certain items are omitted in accordance with the rules and regulations of the Commission. For further information pertaining to the Company and the Securities, reference is made to such Registration Statement. Statements contained in this Prospectus regarding the contents of any agreement or other document are not necessarily complete, and in each instance reference is made to the copy of such agreement or document filed as an exhibit to the Registration Statement, each such statement being qualified in all respects by such reference. The Registration Statement may be inspected without charge at the office of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, and copies of all or any part thereof may be obtained from the Commission at prescribed rates.


                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission are incorporated herein by reference:
          (i) The Company's Annual Report on Form 10-K for the year ended September 30, 1996, filed with the Commission on December 30, 1996;

          (ii) The Company's Current Report on Form 8-K dated January 23, 1997, filed with the Commission on January 24, 1997;

          (iii) The Company's Proxy Statement for the Annual Meeting of Stockholders held on February 26, 1997, filed with the Commission on January 27, 1997;

          (iv) The Company's Quarterly Report on Form 10-Q for the quarter ended December 31, 1996, filed with the Commission on February 14, 1997;

          (v) The Company's Current Report on Form 8-K dated April 16, 1997, filed with the Commission on April 30, 1997;

          (vi) The Company's Quarterly Report on Form 10-Q for the quarter ended March 31, 1997, filed with the Commission on May 15, 1997;

          (vii) The Company's Current Report on Form 8-K dated May 28, 1997 and the amendment thereto, filed with the Commission on June 11, 1997 and June 30, 1997, respectively;

          (viii) The Company's Quarterly Report on Form 10-Q for the quarter ended June 30, 1997, filed with the Commission on August 14, 1997; and

          (ix) The Company's Registration Statement on Form 8-A, filed with the Commission on November 6, 1992.

     All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date hereof and prior to the termination of the offering of the Securities registered hereby shall be deemed to be incorporated by reference into this Prospectus and to be a part hereof from the date of filing such documents. Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person to whom this Prospectus is delivered, upon written or oral request of such person, a copy of any or all of the foregoing documents incorporated by reference into this Prospectus (without exhibits to such documents other than exhibits specifically
incorporated by reference into such documents).   All such requests shall be
directed to: SatCon Technology Corporation, 161 First Street, Cambridge, Massachusetts 02142-1221, Attention: Investor Relations Department, Telephone
(617) 661-0540.

     NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS IN CONNECTION WITH THIS OFFERING OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH OTHER INFORMATION AND REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITIES OTHER THAN THE REGISTERED SECURITIES TO WHICH IT RELATES. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY SUCH SECURITIES IN ANY CIRCUMSTANCES IN WHICH SUCH OFFER OR SOLICITATION IS UNLAWFUL.

               SPECIAL NOTE REGARDING FORWARD-LOOKING INFORMATION

     Certain statements in this Prospectus and in the documents incorporated herein constitute "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 2B of the Exchange Act. For this purpose, any statements contained herein or incorporated herein that are not statements of historical fact may be deemed to be forward-looking statements. Without limiting the foregoing, the words "believes," "plans," "expects" and similar expressions are intended to identify forward-looking statements. There are a number of important factors that could cause the results of the Company to differ materially from those indicated by such forward-looking statements. These factors include those set forth in "Risk Factors" herein.

                                  THE COMPANY

     SatCon Technology Corporation (the "Company" or "SatCon") was organized as a Massachusetts corporation in February 1985 and reincorporated in Delaware in 1992. SatCon designs, develops and manufactures intelligent, electro-mechanical products for aerospace, transportation, industrial, and utility applications. SatCon's electro-mechanical products are being developed for a wide variety of U.S. government and commercial markets. For the government, SatCon's electro-mechanical systems provide for applications ranging from satellite attitude control to high speed drives for shipboard systems. In the transportation segment, SatCon is developing electric and hybrid electric drive components, auxiliary power units, and advanced steering, alternator, and starter/generator systems. SatCon is working with major equipment producers to develop process equipment drives, high speed and precision machine tools, manipulators, and machinery isolation equipment. SatCon's electro-mechanical systems may offer to the utility industry advantages in power generation, energy storage, and power quality. In the consumer market, SatCon is developing variable speed motors for refrigeration equipment and other long-life, high efficiency machinery.

     SatCon Technology Corporation's principal executive offices are located at 161 First Street, Cambridge, Massachusetts 02142-1221 and its telephone number is (617) 661-0540. The Company owns various trademark rights and holds federal trademark registrations for the Company's name and the SatCon logo. This Prospectus also includes or incorporates by reference names and marks of companies other than the Company.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. Accordingly, the following risk factors should be considered carefully in addition to the other information included or incorporated by reference in this Prospectus before purchasing shares of Common Stock offered hereby.

UNCERTAINTY OF MARKET ACCEPTANCE

     The Company intends to continue to seek to expand development of its technologies for use in commercial business applications. However, there can be no assurance that the Company's planned commercial products will realize market acceptance or will meet technical demands of potential customers. The Company's limited commercial marketing efforts to date involve development contracts with several customers, identification of specific market segments for active motion control systems and the continuation of marketing efforts of recently acquired businesses. There can be no assurance that the Company's commercial marketing efforts will be successful in the future. Furthermore, there can be no assurance that the Company's technologies, in their current form, will be suitable for specific commercial applications or that further design modifications, beyond anticipated changes to accommodate different markets, will not be necessary.

NO ASSURANCE OF DEVELOPMENT AND COMMERCIALIZATION OF PRODUCTS UNDER DEVELOPMENT

     A number of the Company's potential products are currently under development. There are a number of technological challenges that the Company must successfully address to complete any of its development efforts. Product development involves a high degree of risk, and returns to investors are dependent upon successful development and commercialization of such products. For example, the successful development of a terrestrial flywheel energy storage system for an uninterrupted power supply by Beacon Power Corporation, a wholly-owned subsidiary of the Company ("Beacon"), involves significant technological challenges and will require significant investment in research and development expenses before the Company and Beacon can determine whether Beacon's development was successful and whether the resulting product will be accepted by the marketplace. Many proposed products based on the Company's technologies will require significant additional research and development. There can be no assurance that any of the products currently being developed by the Company, or those to be developed in the future by the Company, will be technologically feasible or accepted by the marketplace, or that any such development will be completed in any particular time-frame.

DEPENDENCE UPON GOVERNMENT CONTRACTS

     Although the Company's goal is to develop applications of its technology for both commercial and government markets, a major percentage of the Company's revenues generated to date have been from Department of Defense (the "DOD") and NASA contracts, subcontracts and grants, of which a majority has been awarded through the Small Business Innovation Research Program ("SBIR"). Although management believes that the majority of its revenues in the future will result from commercial applications of its technologies, a significant portion of the Company's business in the next few years will likely continue to involve research and development for the U.S. Government and its agencies.
Consequently, a portion of future revenues may be subject to funding approval from Congress, which involves political, budgetary and other considerations over which the Company has no control. To date, the Company has not been adversely affected by reductions in defense spending. The Company believes that government funding for areas of the Company's research and development activities will continue without reduction. However, there can be no assurance that such funding will not be reduced in the future, which reduction could materially adversely affect the Company's business. In addition, many of the Company's U.S. Government contracts may be cancelled at any time by the U.S. Government with limited or no penalty.

     The Company anticipates seeking significant contracts with commercial customers. There can be no assurance that the Corporation will succeed in receiving additional commercial contracts or that such contracts, if awarded, will not be cancelled. The cancellation of any of these contracts would have a material adverse effect on the Company.

NO ASSURANCE OF FUTURE PROFITABILITY

     The Company has achieved limited profitability in each of its fiscal years ended September 30, 1994, 1993, 1992 and 1991 and recorded a loss for the fiscal years ended September 30, 1996 and 1995. In order to achieve profitability, the Company must successfully develop new products for its existing markets, sell these products to existing and new customers, increase gross margins through higher volumes and manufacturing efficiencies, control its operating expenses, and develop and manage its distribution capability. There can be no assurance that the Company will accomplish these objectives or be profitable in the future.

RISKS ASSOCIATED WITH ACQUISITION STRATEGY

     A component of the Company's business strategy is to seek the acquisition of businesses, products and technologies that complement or augment the Company's existing businesses, products and technologies. For example, in January 1997, the Company acquired K&D Magmotor Corporation ("K&D"), a manufacturer of custom electric motors targeting the factory automation, medical, semi-conductor and packaging markets. In April 1997, the Company acquired substantially all of the assets of Film Microelectronics, Inc. ("FMI"), a manufacturer and producer of custom integrated circuits for the communications, industrial, military and aerospace markets. Acquisitions are difficult to identify and complete for a number of reasons, including competition among prospective buyers and the need for regulatory approvals, including antitrust approvals. There can be no assurance that the Company will be able to successfully identify acquisition candidates or complete future acquisitions or that the Company will be able to successfully integrate K&D, FMI or any other acquired business.

     In order to finance acquisitions, it may be necessary for the Company to raise additional funds through public or private financings. Any equity or debt financings, if available at all, may be on terms which are not favorable to the Company and, in the case of equity financings, may result in dilution to the Company's stockholders. There can be no assurance that the Company will be able to operate acquired businesses profitably or otherwise implement its growth strategy successfully. The successful combination of companies in a rapidly changing high technology industry may be more difficult to accomplish than in other industries. The Company's ability to integrate any newly acquired entities will require it to continue to improve its operational, financial and management information systems, and to motivate and effectively manage its employees. If the Company's management is unable to manage growth effectively, the quality of the Company's products, its ability to identify, hire and retain key personnel and its results of operations could be materially and adversely affected.

RISKS RELATING TO GROWTH AND EXPANSION

     Rapid growth of the Company's business, of which there can be no assurance, may significantly strain the Company's management, operational and technical resources. If the Company is successful in obtaining rapid market penetration of its products, the Company will be required to deliver large volumes of quality products or components to its customers and licensees on a timely basis at a reasonable cost to the Company. The Company has no experience in delivering large volumes of its products and does not have the capacity to meet wide scale production requirements. There can be no assurance that the Company's efforts to expand its manufacturing and quality assurance activities will be successful or that the Company will be able to satisfy commercial scale production on a timely and cost-effective basis. The Company's success will also depend, in part, upon its ability to modify its technology and products to meet end-user requirements. The Company will also be required to continue to improve its operational, management and financial systems and controls to meet anticipated growth. Failure to manage growth would have a material adverse effect on the business of the Company.

PATENTS AND PROPRIETARY TECHNOLOGY

     The Company currently owns eleven United States patents which expire between 2007 and 2013. The Company has seventeen patent applications pending with the U.S. Patent and Trademark Office. As a qualifying small business, the Company has retained commercial ownership rights to proprietary technology developed under various U.S. Government contracts and grants, including SBIR contracts. The Company's patent and trade secret rights are of material importance to the Company and its future prospects. No assurance can be given as to the issuance of additional patents or, if so issued, as to their scope. Patents granted may not provide meaningful protection from competitors. Even if a competitor's products were to infringe patents owned by the Company, it would be costly for the Company to pursue its rights in an enforcement action and would divert funds and resources which otherwise could be used in the Company's operations. Furthermore, there can be no assurance that the Company would be successful in enforcing intellectual property rights or that the Company may not infringe patent or intellectual property rights of third parties, although the Company, to date, has not been required to defend its patents or proprietary information against claims by third parties.

     As the Company intends to enforce its patents, trademarks and copyrights and protect its trade secrets, it may be involved from time to time in litigation to determine the enforceability, scope and validity of these rights. Any such litigation could result in substantial costs to the Company and divert effort by the Company's management and technical personnel.

     In addition to its patent rights, the Company also relies on treatment of its technology as trade secrets and upon confidential agreements, which all of its employees are required to execute, assigning to the Company all patent rights and technical or other information developed by the employees during their employment with the Company. The Company's employees have also agreed not to disclose any trade secret or confidential information without the prior written consent of the Company. Notwithstanding these confidentiality agreements, there can be no assurances that other companies will not require information which the Company considers to be proprietary.

RELIANCE UPON SIGNIFICANT CUSTOMERS

     During the fiscal years ended September 30, 1996 and 1995, sales to one customer, Chrysler Corporation ("Chrysler"), accounted for approximately 38% and 68% of the Company's revenues, respectively. During the fiscal year ended September 30, 1996, Chrysler announced the termination of the Patriot Hybrid Vehicle Program under which the Company developed drive train components for Chrysler. There can be no assurances that the Company will receive additional work from Chrysler or be able to absorb these revenue losses.

COMPETITION

     A variety of companies compete in each of the areas in which the Company is developing and selling products. To date, the Company has faced only limited competition in providing research services and prototype development.
Management expects competition to intensify greatly as commercial applications increase for its products under development. Some of the Company's competitors are well established and have substantial managerial, technical, financial, marketing and product development resources competitive with, and, in the some instances, greater than those of the Company. Additional companies, both large and small, are entering the markets in which the Company competes. There can also be no assurance that current and future competitors will not develop new or enhanced technologies perceived to be superior to those sold or developed by the Company. There can be no assurance that the Company will be successful in such a competitive environment.

ATTRACTION AND RETENTION OF KEY PERSONNEL AND DEPENDENCE UPON FOUNDER

     The success of the Company will depend, in large part, upon its ability to attract, motivate and retain highly qualified scientists and engineers, as well as highly skilled and experienced management and technical personnel. Competition for such personnel is intense and there can be no assurance that the Company will be successful in attracting, motivating or retaining key personnel. The Company's success depends to a significant extent upon a number of key employees, including members of senior management. The loss of the services of one or more of these key employees could have a material adverse effect on the Company. The Company is particularly dependent upon the services of David B. Eisenhaure, its President, Chief Executive Officer, Chairman of the Board and founder. The loss of Mr. Eisenhaure's services would have a material adverse effect on the Company's business and results of operations, including its ability to attract employees and secure and complete additional work.

POTENTIAL PRODUCT LIABILITY

     The Company's business exposes it to potential product liability claims which are inherent in the manufacturing, marketing and sale of electro-mechanical products, and as such, the Company may face substantial liability for damages resulting from the faulty design or manufacture of products or improper use of products by end-users. The Company currently maintains a low level of product liability insurance and there can be no assurance that this insurance will provide sufficient coverage in the event of a claim, that the Company will be able to maintain such coverage on acceptable terms, if at all, or that a product liability claim would not materially adversely affect the business or financial condition of the Company.

CONTROL BY DIRECTORS AND OFFICERS

     Upon completion of this Offering, the Company's officers and directors, and their affiliates, will beneficially own approximately 46.4% of the Company's outstanding Common Stock, of which approximately 32.8% of the outstanding Common Stock is held by Mr. Eisenhaure. As a practical matter, Mr. Eisenhaure may have the ability to elect the Company's directors and to determine the outcome of corporate actions requiring stockholder approval, irrespective of how other stockholders of the Company may vote. This concentration of ownership may have the effect of delaying or preventing a change in control of the Company.

POSSIBLE VOLATILITY OF SHARE PRICE

     The markets for equity securities in general, and for those of high technology companies in particular, have been volatile and the market price of the Company's Common Stock, which is traded on the Nasdaq National Market, may be subject to significant fluctuations in response to operating results, announcements of technological innovations or new products by the Company or its competitors, patent or proprietary rights developments and market conditions for high technology stocks in general. In addition, the stock market in recent years has experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of individual companies. These market fluctuations, as well as general economic conditions, may adversely affect the market price of the Common Stock. The trading prices of the stocks of many high technology companies are at or near their historical highs and reflect price/earnings ratios substantially above historical norms. There can be no assurance that the trading price of the Common Stock will remain at or near its current level.

POTENTIAL FLUCTUATIONS IN QUARTERLY PERFORMANCE

     The Company's quarterly operating results may vary significantly depending on a number of factors, including the number of government contracts, subcontracts and grants the Company is able to obtain and the revenues generated from such contracts, the level of research and development expenses incurred by the Company and its subsidiaries which go unreimbursed, the size, timing and shipment of orders from K&D and FMI and general economic conditions. Because the Company's operating expenses are based on anticipated revenue levels, the Company's sales cycle for development work is relatively long and a high percentage of the Company's expenses are fixed for the short term, a small variation in the timing of recognition of revenue can cause significant variations in operating results from quarter to quarter.

POSSIBLE ISSUANCE OF PREFERRED STOCK

     The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, $.01 par value per share (the "Preferred Stock"). The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion and redemption rights and sinking fund provisions. No Preferred Stock is currently outstanding and the Company has no present plans for the issuance thereof. However, the issuance of any such Preferred Stock could affect the rights of the holders of Common Stock, thereby reducing the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by present owners and preventing holders of Common Stock from realizing a premium on their shares and may adversely affect the voting power of holders of the Common Stock. See "Description of Securities -- Preferred Stock."

ISSUANCE OF ADDITIONAL COMMON STOCK

     The Company has authorized 15,000,000 shares of Common Stock, of which 8,769,146 shares are issued and outstanding as of the date hereof. The Company's Board of Directors has authority, without action or vote of the stockholders, to issue all or part of the authorized but unissued shares. Any such issuance will dilute the percentage ownership interest of stockholders and may further dilute the book value of the Common Stock. See "Description of Securities -- Common Stock."

SUBSTANTIAL SHARES OF COMMON STOCK RESERVED

     The Company has reserved for issuance 94,611 shares of Common Stock to employees, officers and directors pursuant to options granted in 1987. All of these options have been exercised. The Company has also reserved 450,000 shares of Common Stock for issuance to employees, officers, and directors pursuant to the Company's 1992 Stock Option Plan (the "1992 Plan"), of which options to purchase up to 449,199 shares of Common Stock have been issued as of the date of this Prospectus. In addition, the Company has reserved for issuance 300,000 shares of Common Stock to employees, officers and directors pursuant to the Company's 1994 Stock Option Plan (the "1994 Plan"), of which options to purchase up to 299,866 shares of Common Stock have been issued as of the date of this Prospectus. The Company has also reserved for issuance 300,000 shares of Common Stock to employees, officers and directors pursuant to the Company's 1996 Stock Option Plan (the "1996 Plan"), of which options to purchase up to 113,000 shares of Common Stock have been issued as of the date of this Prospectus. The Company has also sold the Purchase Warrants to the Underwriter of the Company's IPO to purchase, after adjustments, up to 151,941 shares of Common Stock at a price of $8.25 per share and to acquire 151,941 Redeemable Warrants at $.165 per Redeemable Warrant, each Redeemable Warrant exercisable to purchase one share of Common Stock at $11.55 per share. The outstanding options and other options which may be issued under the 1992 Plan, the 1994 Plan and the 1996 Plan may prove to be a hindrance to future financing by the Company. In addition, exercise of options held by the Company's employees or others and exercise of the Purchase Warrants and the Redeemable Warrants may further dilute the interest of the persons purchasing the Common Stock offered hereby. Further, the holders of such options and warrants may exercise them at a time when the Company would otherwise be able to obtain additional equity capital on terms more favorable to the Company.

SALES PURSUANT TO RULE 144

     Of the 8,769,146 shares issued and outstanding as of the date hereof, 7,521,008 shares of Common Stock currently outstanding are freely tradable securities. Many of the other currently outstanding shares of Common Stock are "restricted securities" as that term is defined under Rule 144 of the Securities Act. Ordinarily, under Rule 144, a person holding restricted securities for a period of one year may, every three months, sell in ordinary brokerage transactions or in transactions directly with a market maker an amount equal to the greater of one percent of the Company's then outstanding Common Stock or the average weekly trading volume during the four calendar weeks prior to such sale. Sales of Common Stock pursuant to Rule 144 may have a depressive effect on the market price of the Common Stock. Rule 144 also permits sales by a person who is not an affiliate of the Company and who has satisfied a two-year holding period without volume limitation.

     The Company issued 30,000, 420,000 and 798,138 shares of Common Stock, constituting "restricted securities" in connection with the K&D acquisition, the FMI acquisition and the investment by Duquesne Enterprises into the Company, respectively. These shares were issued to K&D, FMI and Duquesne on January 22, 1997, April 11, 1997 and May 28, 1997, respectively.

NO DIVIDENDS

     The Company has paid no dividends to its stockholders since its inception and does not anticipate paying cash dividends in the foreseeable future. The Company intends to reinvest earnings, if any, in the development and expansion of its business. Declaration of dividends on the Common Stock will depend upon, among other things, future earnings, the operating and financial condition of the Company, its capital requirements and general business conditions. See "Description of Securities -- Dividend Policy."

                                USE OF PROCEEDS

     The Company will not receive any proceeds from the sale of the Securities by the Selling Securityholders. The Company will bear all costs (excluding fees and expenses of the Selling

Securityholders' counsel and any underwriting or selling commissions), fees and expenses incurred in effecting the registration of the Securities covered by this Prospectus, including, without limitation, the Company's legal and accounting fees, printing expenses, blue sky fees and expenses.

                                 THE SECURITIES

     In connection with the Company's IPO, the Company sold to the Underwriter, for nominal consideration, the Securities, which have subsequently been assigned to the Selling Securityholders. The Purchase Warrants entitle the Selling Securityholders to purchase 151,941 shares of Common Stock at an exercise price of $8.25 per share at any time on or prior to November 11, 1997. The Redeemable Warrants entitle the Selling Securityholders to purchase 151,941 shares of Common Stock at an exercise price of $11.55 per share at any time on or prior to November 11, 1997. The Securities contain anti-dilution provisions providing for adjustment of the exercise price and number and type of securities issuable upon exercise of the Securities upon the occurrence of certain events.

                          THE SELLING SECURITYHOLDERS

     The following table sets forth, to the knowledge of the Company, certain information, as of October 15, 1997, with respect to the Selling Securityholders for whom the Company is registering the Securities for resale to the public.
The Company will not receive any of the proceeds from the sale of the Securities.

     To the Company's knowledge, none of the Selling Securityholders holds any position or office with, has been employed by, or has otherwise had a material relationship with the Company or any of its subsidiaries within the past three years.

                              Number of                        Number of         Percentage of
                              Shares of                          Shares           Shares of
                            Common Stock        Number of     of Common Stock    Common Stock
                            Beneficially       Shares of       Beneficially      Beneficially
   Name of Selling          Owned Prior      Common Stock     Owned After        Owned after
   Securityholder           to Offering(1)   Offered Hereby   Offering(1)(2)    Offering (1)(2)
   -------------           ---------------  --------------    --------------   ---------------
Pasquale Ruggieri                  0            63,312                0                0%

Dan Purjes                         0            63,098                0                0%

Arthur G. Jenkins                  0            49,130                0                0%

PaineWebber Incorporated           0            36,468                0                0%

Matthew Balk                       0            14,206                0                0%

Lawrence Rice                      0            13,280                0                0%

Estate of Peter Sheib              0            11,284                0                0%

Charles Roden                      0             9,410                0                0%

Aragon Securities                  0             8,508                0                0%

Averell Satloff                    0             8,176                0                0%

Nicholas Moceri                    0             6,078                0                0%

Michael Loew                       0             3,298                0                0%


                              Number of                        Number of         Percentage of
                              Shares of                          Shares           Shares of
                            Common Stock        Number of     of Common Stock    Common Stock
                            Beneficially       Shares of       Beneficially      Beneficially
   Name of Selling          Owned Prior      Common Stock     Owned After        Owned after
   Securityholder           to Offering(1)   Offered Hereby   Offering(1)(2)    Offering (1)(2)
   -------------           ---------------  --------------    --------------   ---------------
Thomas W. Schneider                0             3,168                0                0%

Kevin Carey                   14,000             3,038           14,000                *

Frank Garriton                 1,500             3,038            1,500                *

Joan Taylor                        0             3,038                0                0%

Henry Tow                          0             3,038                0                0%

Siegfried P. Duray-Bito            0               598                0                0%

Roger P. May                     599               598                0                0%

Thomas J. O'Rourke               480               480                0                0%

Paul Fitzgerald                    0               422                0                0%

Jay A. Murray                      0               216                0                0%

_______________________
* Less than one percent

(1) The number of Securities beneficially owned is determined under rules promulgated by the Commission, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any Securities as to which the individual has sole or shared voting power or investment power and also any Securities which the individual has the right to acquire within 60 days after October 15, 1997 through the exercise of any stock option or other right. The inclusion herein of such Securities, however, does not constitute an admission that the Selling Securityholders are direct or indirect beneficial owners of such Securities. The Selling Securityholders have sole voting power and investment power with respect to all Securities of capital stock listed as owned by the Selling Securityholders.

(2) It is unknown if, when or in what amounts a Selling Securityholder may offer Securities for sale and there can be no assurance that the Selling Securityholders will sell any or all of the Securities offered hereby. Because the Selling Securityholders may offer all or some of the Securities pursuant to this Offering, and because there are currently no agreements, arrangements or understandings with respect to the sale of any of the Securities that will be held by the Selling Securityholders after completion of the Offering, no estimate can be given as to the amount of the Securities that will be held by the Selling Securityholders after completion of the Offering. However, for purposes of this table, the Company has assumed that, after completion of the Offering, no Securities will be held by the Selling Securityholders.


                              PLAN OF DISTRIBUTION

     The Securities covered hereby may be offered and sold from time to time by the Selling Securityholders, or by their pledgees, donees, transferees or other successors in interest. The Selling Securityholders will act independently of the Company in making decisions with respect to the timing, manner and size of each sale. Such sales may be made in the over-the-counter market or otherwise, at prices related to the then current market price or in negotiated transactions, including pursuant to one or more of the following methods: (a) purchases by a broker-dealer as principal and resale by such broker or dealer for its account pursuant to this Prospectus; (b) ordinary brokerage transactions and transactions in which the broker solicits purchasers; and (c) block trades in which the broker-dealer so engaged will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction. In effecting sales, broker-dealers engaged by the Selling Securityholders, or by their pledgees, donees, transferees or other successors in interest may arrange for other broker-dealers to participate. Broker-dealers will receive commissions or discounts from the Selling Securityholders, or from their pledgees, donees, transferees or other successors in interest in amounts to be negotiated immediately prior to the sale.

     In offering the Securities covered hereby, the Selling Securityholders, or their pledgees, donees, transferees or other successors in interest and any broker-dealers and any other participating broker-dealers who execute sales for the Selling Securityholders may be deemed to be "underwriters" within the meaning of the Securities Act in connection with such sales, and any profits realized by the Selling Securityholders and the compensation of such broker-dealer may be deemed to be underwriting discounts and commissions. In addition, any of the Securities covered by this Prospectus which qualify for sale pursuant to Rule 144 may be sold under Rule 144 rather than pursuant to this Prospectus.

     The Company has agreed to indemnify the Selling Securityholders against certain liabilities in connection with the offer and sale of the Securities, including liabilities under the Securities Act, and to contribute to payments that the Selling Securityholders may be required to make in respect thereof. The Selling Securityholders have agreed to indemnify in certain circumstances the Company and certain related persons against certain liabilities, including liabilities under the Securities Act.

     The Company has agreed with the Selling Securityholders to keep the Registration Statement of which this Prospectus constitutes a part effective until the earlier of (i) the date on which all Securities offered hereby have been sold by the Selling Securityholders pursuant to and in accordance with such Registration Statement or pursuant to Rule 144 under the Securities Act or any other applicable exemption under the Securities Act without additional restriction upon public resale or are eligible for resale pursuant to Rule 144(k) under the Securities Act, or (ii) the date on which such Registration Statement has been effective for one year. The Company intends to de-register any of the Securities not sold by the Selling Securityholders at the end of such period.

                           DESCRIPTION OF SECURITIES

COMMON STOCK

     The Company is authorized to issue up to 15,000,000 shares of Common Stock, of which 8,769,176 are currently issued and outstanding. The following summary description of the Common Stock is qualified in its entirety by reference to the Company's Certificate of Incorporation, as amended.

     The holders of Common Stock are entitled to one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of Preferred Stock which may from time to time be outstanding, holders of Common Stock are entitled to receive ratably such dividends as may be declared by the Board of Directors out of funds legally available therefor, and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preference on the Preferred Stock, if any. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is, and the Common Stock to be outstanding upon completion of the Offering will be, validly issued, fully paid, and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue up to 1,000,000 shares of Preferred Stock. The Preferred Stock may be issued in one or more series, the terms of which may be determined at the time of issuance by the Board of Directors, without further action by stockholders, and may include voting rights (including the right to vote as a series on particular matters), preferences as to dividends and liquidation, conversion, redemption rights, and sinking fund provisions.

     No shares of Preferred Stock are outstanding as of the date hereof and the Company has no present plans for the issuance thereof. The issuance of any such Preferred Stock could reduce the rights, including voting rights, of the holders of Common Stock, and, therefore, reduce the value of the Common Stock. In particular, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with or sell its assets to a third party, thereby preserving control of the Company by existing management.

LIMITATION OF OFFICERS' AND DIRECTORS' LIABILITIES UNDER DELAWARE LAW

     In accordance with Delaware law, the Company's Certificate of Incorporation, as amended, eliminates in certain circumstances the liability of directors of the Company for monetary damages for breach of their fiduciary duty as directors. This provision does not eliminate the liability of a director (i) for a breach of the director's duty of loyalty to the Company or its stockholders, (ii) for acts or omissions by the director not in good faith or which involve intentional misconduct or a knowing violation of law (iii) for a willful or negligent declaration of an unlawful dividend, stock purchase or redemption or (iv) for transactions from which the director derived an improper personal benefit.

     In addition, the Company's Bylaws, as amended, include provisions to indemnify its officers and directors and other persons against expenses, judgments, fines and amounts paid in settlement in connection with threatened, pending or completed suits of proceedings against such persons by reason of serving or having served as officers, directors or in other capacities, except in relation to matters with respect to which such persons shall be determined not to have acted in good faith, unlawfully or in the best interests of the Company. With respect to matters as to which the Company's officers and directors and others are determined to be liable for misconduct or negligence in the performance of their duties, the Company's Bylaws, as amended, provide for indemnification only to the extent that the Company determines that such person acted in good faith and in a manner not opposed to the best interests of the Company.

     However, insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, or persons controlling the Company pursuant to Delaware state law, as well as the foregoing charter and bylaw provisions, the Company has been informed that in the opinion of the Commission, such indemnification as it relates to federal securities laws is against public policy, and therefore, unenforceable.

     Further, insofar as limitation of liabilities may be so permitted pursuant to Delaware state law, as well as the foregoing charter and bylaw provisions, such limitation of liabilities does not apply to any liabilities arising under federal securities laws.

DIVIDEND POLICY

     The Company has not paid dividends on its Common Stock since its inception and has no intention of paying any dividends to its stockholders in the foreseeable future. The Company intends to reinvest earnings, if any, in the development and expansion of its business. Any declaration of dividends in the future will be at the election of the Board of Directors and will depend upon the earnings, capital requirements and financial position of the Company, general economic conditions, requirements of any bank lending arrangements which may then be in place and other pertinent factors.

                                 LEGAL MATTERS

     The validity of the Securities offered hereby will be passed upon for the Company by Hale and Dorr LLP, a limited liability partnership including professional corporations, 60 State Street, Boston, Massachusetts 02109.

                                    EXPERTS

     The Consolidated Financial Statements incorporated in this Prospectus by reference have been audited by Coopers & Lybrand, L.L.P., independent public accountants, as indicated in their report and are incorporated by reference in reliance upon such firm given upon their authority as experts in accounting and auditing.

================================================================================
     NO DEALER, SALESPERSON OR OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY OR THE SELLING SECURITYHOLDERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF ANY OFFER TO BUY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION OF AN OFFER OR SOLICITATION WOULD BE UNLAWFUL. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY OFFER OR SALE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY DATE HEREOF.

                                _______________

                               TABLE OF CONTENTS

                                         PAGE
                                         ----
Available Information...................   3
Incorporation of Certain Documents
  By Reference..........................   3
Special Note Regarding Forward-Looking
  Information...........................   4
The Company.............................   5
Risk Factors............................   6
Use of Proceeds.........................  11
The Securities..........................  12
The Selling Securityholders.............  12
Plan of Distribution....................  13
Description of Securities...............  14
Legal Matters...........................  15
Experts.................................  16

       ----------------------

================================================================================

================================================================================

                         SATCON TECHNOLOGY CORPORATION



                               303,882 SHARES of
                                  COMMON STOCK



                                 ______________

                                   PROSPECTUS

                                 ______________



                                 November 6, 1997


================================================================================